[LOGO]iPayment Inc.                                          [Logo] FIRST DATA



FOR IMMEDIATE RELEASE

Contacts:                             First Data Corp.
                                      Investor Relations:
iPayment, Inc.                        Gary Kohn  (303) 967-8276
Investor & Media Relations:           gary.kohn@firstdatacorp.com
Clay Whitson
Chief Financial Officer               Media Relations:
(615) 665-1858, Ext. 115              Mary Walker (770) 857-7188
clay.whitson@ipaymentinc.com          mary.walker@firstdatacorp.com
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            iPayment Acquires Portfolio of Agent Bank Agreements and Merchant
                            Accounts from First Data

NASHVILLE, Tenn. & DENVER - December 22, 2003 - iPayment Inc. (NASDAQ/NM: IPMT) and First Data Corp. (NYSE: FDC) announced today that iPayment has completed the acquisition of a portfolio of agent bank agreements and merchant accounts from First Data Corp.'s Merchant Services subsidiary for $55 million in cash. The transaction will become effective on December 31, 2003. iPayment has expanded its revolving credit facility from $30 million to $65 million from its lead bank, Bank of America, to finance the purchase.

The portfolio has approximately 18,000 small merchant accounts representing approximately $4 billion in annual bankcard volume. The transaction also strengthens an existing strategic relationship between iPayment and First Data's Merchant Services unit to expand future growth by adding new merchant accounts generated by approximately 170 small agent banks. iPayment will continue to utilize processing services from First Data for the acquired portfolio as well as new merchant accounts generated by the banks. iPayment is currently a customer of First Data for merchant processing services.

Greg Daily, chairman and chief executive officer of iPayment, remarked, "We are pleased to announce another successful step in iPayment's profitable growth strategy. iPayment will obtain a significant portfolio of small merchants and gain access to a marketing channel of community banks that will continue to generate new merchant accounts not available through our existing ISO relationships. As a result of the acquisition, we are currently comfortable with a higher range for our earnings per diluted share for 2004 of $1.20 to $1.25, compared with the previous range of $1.06 to $1.12. We remain confident in our ability to execute our growth strategy through our ISO and bank channels, with occasional acquisitions in the fragmented small merchant marketplace."


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IPMT and FDC Completed Transaction
Page 2
December 22, 2003
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"This sale is consistent with First Data's Merchant Services partner and channel strategy," said Charlie Fote, chairman and chief executive officer of First Data. "This expanded arrangement with iPayment allows us to grow in the merchant
processing  business  without  generating   conflicts  with  our  alliance  bank
partners."

iPayment was advised by Merrill Lynch & Co. in this transaction. First Data engaged First Annapolis Capital, Inc. to assist in the sale of the portfolios.

iPayment also announced the Company will host a conference call to discuss this release today at 10:30 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.ipaymentinc.com or www.fulldisclosure.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. The online replay will be available at approximately 1:30 p.m. (Eastern Time) and continue for 7 days. A telephone replay of the call will also be available through December 29, 2003, at 719/457-0820 (Confirmation Number 238150).

About iPayment, Inc.
--------------------
iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 70,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.

This press release contains forward-looking statements about iPayment, Inc. within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For example, statements in the future tense, words such as "anticipates," "estimates," "expects," "intends," "plans," "believes," and words and terms of similar substance used in connection with any discussion of future results, performance or achievements identify such forward-looking statements. Those forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: risks related to this acquisition including attrition of merchant accounts or agent bank agreements; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including the registration statement on Form S-1 for the Company's initial public offering.


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

The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About First Data
----------------
First Data Corp. (NYSE: FDC), with global headquarters in Denver, helps power the global economy. As an electronic commerce and payment services company, First Data serves approximately 3 million merchant locations, 1,400 card issuers and millions of consumers, making it easy, fast and secure for people and businesses to buy goods and services using virtually any form of payment. With 29,000 employees worldwide, the company provides credit, debit, smart card and stored-value card issuing and merchant transaction processing services; Internet commerce solutions; money transfer services; money orders; and check processing and verification services throughout the United States. First Data also offers a variety of payment services in the United Kingdom, Australia, Canada, Japan, Mexico, Spain, the Netherlands, the Middle East and Germany. Its Western Union and Orlandi Valuta money transfer networks include approximately 169,000 Agent locations in more than 195 countries and territories. For more information, please visit www.firstdata.com.

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